FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
October 30, 2012	Corp. Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports Third Quarter 2012 Financial Results

Indianapolis, IN…On October 29, 2012, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.50% and 2.80%, respectively. These dividends will be paid in cash on October 31, 2012.

Net Income for the third quarter of 2012 was $33.1 million. The increase of $3.1 million compared to the same period in 2011 was primarily due to wider spreads on certain interest-earning assets and lower other-than-temporary impairment ("OTTI") credit losses on our private-label mortgage-backed securities. Net Interest Income After Provision for Credit Losses decreased by $1.0 million or 2% in the third quarter of 2012, compared to the same period in 2011, primarily due to an increase in the provision for credit losses and a decrease in prepayment fees on Advances.

Net Income for the first nine months of 2012 was $107.8 million. The increase of $33.5 million compared to the same period in 2011 was primarily due to lower OTTI credit losses on our private-label mortgage-backed securities, wider spreads on certain interest-earning assets and a decrease in total assessments as a result of satisfying our obligation to the Resolution Funding Corporation as of June 30, 2011. Net Interest Income After Provision for Credit Losses increased by $4.9 million or 3% in the first nine months of 2012, compared to the same period in 2011, primarily due to wider spreads on our interest-earning assets, partially offset by an increase in the provision for credit losses and lower levels of certain interest-earning assets.

Total Assets at September 30, 2012 were $41.2 billion, a net increase of $855.8 million compared to December 31, 2011. Advances outstanding totaled $18.7 billion. The net increase of 0.5% compared to December 31, 2011 was attributable to higher Advances to our insurance company members, partially offset by lower Advances to our depository members. Mortgage Loans Held for Portfolio totaled $5.8 billion, which includes participation interests purchased from the Federal Home Loan Bank of Topeka in the third quarter under our reactivated Mortgage Partnership Finance® Program. The net decrease of 2% compared to December 31, 2011 was attributable to repayments exceeding the purchases of mortgage loans under our Mortgage Purchase Program. Investments totaled $16.5 billion at September 30, 2012. The net increase of 8.5% compared to December 31, 2011 was attributable to an increase in short-term investments.

Consolidated Obligations totaled $37.3 billion at September 30, 2012. The net increase of $434.9 million or 1% compared to December 31, 2011 was attributable to higher funding needs.

Total Capital was $2.1 billion at September 30, 2012. The increase of $198.6 million for the first nine months of 2012 consisted of a net increase in Capital Stock of $53.5 million, a net increase in Retained Earnings of $72.6 million, and a favorable change in Accumulated Other Comprehensive Loss of $72.5 million, primarily due to an increase in the fair value of OTTI securities.

At September 30, 2012, Total Regulatory Capital was $2.6 billion and our regulatory capital-to-assets ratio was 6.4%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and nine months ended September 30, 2012 will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-November.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited) ($ amounts in millions, as rounded)
	Three Months Ended September 30,		Nine Months Ended September 30,
Condensed Statements of Income	2012	2011	2012	2011
Net Interest Income After Provision for Credit Losses	$53	$54	$173	$168
Net OTTI Credit Losses	—	(5)	(3)	(26)
Other Income (Loss), excluding OTTI Credit Losses	(2)	—	(5)	(5)
Other Expenses	14	16	44	43
Total Assessments	4	3	13	20
Net Income	$33	$30	$108	$74

Condensed Statements of Condition	September 30, 2012	December 31, 2011
Advances	$18,652	$18,568
Mortgage Loans Held for Portfolio, net	5,844	5,955
Investments (1)	16,498	15,203
Other Assets	237	649
Total Assets	$41,231	$40,375

Consolidated Obligations, net	$37,329	$36,894
Mandatorily Redeemable Capital Stock	451	454
Other Liabilities	1,305	1,080
Total Liabilities	39,085	38,428
Capital Stock, Class B Putable	1,617	1,563
Retained Earnings (2)	570	498
Accumulated Other Comprehensive Income (Loss)	(41)	(114)
Total Capital	2,146	1,947
Total Liabilities and Capital	$41,231	$40,375

Total Regulatory Capital (3)	$2,638	$2,515

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes $35 million and $13 million of Restricted Retained Earnings at September 30, 2012 and December 31, 2011, respectively.
(3) Consists of Total Capital plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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